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                                   EXHIBIT 22

                                  SUBSIDIARIES

The Company has two subsidiaries:

1. Southside Delaware Financial Corporation, chartered in Delaware. The Company is the sole shareholder of this subsidiary holding company. Southside Delaware Financial Corporation is the sole shareholder of Southside Bank. Southside Bank is a state bank, organized under the authority of the Banking Department of Texas.

2. Red File #1, Inc., located in Tyler. The Company is the sole shareholder of this nonbank subsidiary formed in 1993, which has not conducted any business since it was formed.